Exhibit 10.7

FIRST AMENDMENT TO THE DCT Industrial Trust Inc.
Second Amended and Restated 2006 Long-Term Incentive Plan

This First Amendment (this “Amendment”) to the DCT Industrial Trust Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”), is made and entered into as of February 1, 2017 (the “Amendment Date”) by DCT Industrial Trust Inc. (f/k/a Dividend Capital Trust Inc.), a Maryland corporation (the “Company”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.
RECITALS
WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of the Company authorized the Company to enter into this Amendment;
NOW, THEREFORE, the Plan shall be amended, effective as of the Amendment Date, as follows
The following is added as a new Section 3(e), which reads in its entirety as follows:
(e)    Awards granted under the Plan after the Amendment Date shall not vest prior to the first anniversary of the date of grant of the Award; provided that, notwithstanding the foregoing, up to 5% of the Shares authorized for issuance under the Plan pursuant to Section 4(a) (as adjusted pursuant to Section 14) may be utilized for Awards granted after the Amendment Date that provide for vesting within one year following the date of grant. In addition to the 5% exception noted in the proviso above, the Committee may grant Awards that vest (or permit previously granted Awards to vest) within one year following the date of grant (i) due to the Participant’s retirement, disability or death, (ii) due to an event that constitutes a change in control, as determined by the Committee, including, without limitation, a Change in Control, (iii) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year following the date of grant of such substitute Awards or (iv) if such Awards are being granted in respect of an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the Participant within one year following the date of grant. Notwithstanding the foregoing, the Committee may accelerate the vesting of a Participant’s previously granted Award that meets the minimum vesting requirements set forth above in connection with a qualifying termination, as determined by the Committee, of the Participant’s employment or other service relationship with the Company or one of its subsidiaries (including as a result of the Participant’s employer ceasing to be a subsidiary of the Company).
All other terms and conditions of the Plan shall be unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the Company executed this Amendment as of the day and year first above written.

COMPANY

DCT INDUSTRIAL TRUST INC.
By:	/s/ Philip L. Hawkins
Philip L. Hawkins, President and Chief Executive Officer